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                                                                      EXHIBIT 11



                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF LOSS PER SHARE OF COMMON STOCK
                      (In thousands except per share data)



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                                                                    Three Months Ended
                                                        -------------------------------------------
                                                         September 29, 2002    September 30, 2001
                                                        --------------------  ---------------------
COMPUTATIONS FOR STATEMENTS OF INCOME

Basic earnings per share of common stock:

Net loss                                                      $ (7,027)              $(17,424)
                                                              ========               ========

Average shares of common stock outstanding                      21,643                 21,600
                                                              ========               ========

Basic earnings per share of common stock                      $  (0.32)              $  (0.81)
                                                              ========               ========


Diluted earnings per share of common stock:

Net loss                                                      $ (7,027)              $(17,424)

Adjustment to net loss to add after-tax interest
   expense on convertible notes*                                     -                      -
                                                              --------               --------

Adjusted net loss                                             $ (7,027)              $(17,424)
                                                              ========               ========

Average shares of common stock outstanding                      21,643                 21,600

Incremental common shares applicable to
   common stock options based on the common
   stock average market price during the period*                     -                      -

Incremental common shares applicable to
   restricted common stock based on the common
   stock average market price during the period*                     -                      -

Incremental common shares applicable to
   convertible notes based on the conversion
   provisions of the convertible notes*                              -                      -
                                                              --------               --------

Average common shares assuming dilution                         21,643                 21,600
                                                              ========               ========

Fully diluted earnings per average share of
   common stock, assuming conversion of all
   applicable securities                                      $  (0.32)              $  (0.81)
                                                              ========               ========
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*Antidilutive for the quarter